CONSULTING AGREEMENT

THIS AGREEMENT made as of the 31st day of October, 2006 (the "Effective Date").

B E T W E E N:

GRANDVIEW GOLD INC., a corporation incorporated
under the laws of the Province of Ontario

(hereinafter called the "Company")

- and -

DOUBLEWOOD CONSULTING, a sole proprietorship
duly registered under the laws of the Province of Ontario

(hereinafter called the "Consultant")

- and -

PAUL T. SARJEANT, an individual residing in the city of
Burlington, Ontario

(hereinafter called "Sarjeant")

WHEREAS:

A. The Company is a junior Toronto Stock Exchange listed mining exploration and development and mining company engaged in the acquisition, exploration and development of mineral prospects in Canada;

B. Sarjeant is employed by the Consultant;

C. The Consultant has agreed to provide the services of Sarjeant, a professional geologist (P.Geo.), who has unique experience in the management and supervision of the affairs of junior mining companies; and

D. The Company desires and proposes to retain the services of and avail itself of the benefit and experience of Sarjeant as its President and Chief Executive Officer pursuant to the terms of this Consulting Agreement;

E. The Company is advancing ninety-thousand dollars to Sarjeant which loan will be evidenced by a promissory note dated as of the date hereof (the "Promissory Note")

     NOW THEREFORE THIS AGREEMENT WITNESSETH that, in consideration of the sum of Five Dollars ($5.00) now paid by each party to the other and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto), the parties hereby acknowledge, covenant and agree as follows:

1. Services. The Company hereby agrees to retain the Consultant and the Consultant agrees to provide the services of Sarjeant to provide consulting services as the President and Chief Executive Officer of the Company effective as of the Effective Date in accordance with and subject to the terms and conditions of this Agreement. Subject to the authority of the Board of Directors of the Company over the management and affairs of the Company, Sarjeant shall have the powers and will perform all duties incident to and commensurate with the position President and Chief Executive Officer of the Company including, without limitation, the duty to manage, supervise and conduct the exploration programs of the Company and to advise and report to the Board of Directors in connection therewith, those duties and obligations set out in the by-laws of the Company, together with such other duties and responsibilities as may reasonably be required or imposed from time to time by the Board of Directors of the Company. The Consultant and Sarjeant covenant and agree that Sarjeant will produce timely, good quality work, acting always in the best interests of the Company. The Consultant and Sarjeant will ensure that Sarjeant reports his activities to the Company in accordance with the guidelines established by the Company.

2. Compensation.

(a)

Base Salary. For the services rendered by the Consultant as herein required, the Company shall pay to the Consultant, so long as the Consultant is retained by the Company pursuant to the terms of this Agreement, a base annual amount (the "Base Amount") for each year of the Initial Term (as defined below), payable monthly not in advance, commencing on the Effective Date, as follows:

Year of Employment	Annual Base Salary	Equal Monthly Payments (Not in Advance)
Year 1	$150,000.00	$12,500
Year 2	$150,000.00	$12,500
Year 3	$150,000.00	$12,500

Provided that the Base Amount in each year after the Initial Term shall be no less than the Base Amount provided for in the last year of the Initial Term, all future increases in Base Salary after the Initial Term, if any, including the payment of any bonus or other incentive or compensation arrangements, will be subject to review by and at the sole and unfettered discretion of the compensation committee of the Board of Directors of the Company (or, if there is no compensation committee, by the Board of Directors itself), on an annual basis determined no later than April 15th of each year, such increases, if any, to be effective as of the first day of the fiscal year in which the new amount is set after evaluating and taking in account, among other things, the Consultant's and Company's performance in the immediately preceding fiscal years and such other criteria determined, set and established by the compensation committee or the Board of Directors, as the case may be, in its sole option and unfettered discretion.

(b)

Business Expenses. Upon presentation of receipts therefor, the Consultant shall be reimbursed for all reasonable out-of-pocket expenses actually and properly incurred in connection with exercising the powers and performing the duties as a senior executive of the Company during the Term including, without limitation, business travel, communication devices and entertainment expenses actually incurred by Sarjeant in connection with fulfilling the duties under this Agreement. The foregoing covenant of the Company to reimburse the Consultant in the manner provided herein shall survive the termination of this Agreement.

(c)

Consultant Benefits. The Company shall provide to Sarjeant with such fringe benefits as from time to time may be offered by the Company to its executives and senior employees generally, including, without limitation, insurance, hospitalization and other health or dental programs and plans maintained by the Company from time to time, if any, but specifically excluding disability insurance. In addition, and to the extent not otherwise reimbursed under subsection 2(b) above, Sarjeant shall receive a motor vehicle allowance of $1000.00 and an office space allowance of $1000.00 per month during the Term.

(d)

Bonuses. For each year (or portion thereof) that this Agreement is in effect, the Board of Directors, after reviewing and taking into account the recommendation of the compensation committee of the Company, if any, shall review the Consultant's performance and based on this review, may provide a bonus in that year, which bonus shall at the sole option and discretion of the Board of Directors of the Company (but subject to compliance with all securities and regulatory laws, rules and policies), be payable either in cash or common shares of the Company or any combination thereof within four (4) months of the end of the fiscal year of the Company to which such bonus may relate. All common share consideration will be issued at fair market value, subject to and in accordance with all securities and regulatory laws, rules and policies governing the Company at the time of issuance and the economic value thereof shall be net of any source deductions required by law to be made therefrom. For greater certainty, the Consultant and Sarjeant hereby covenant and agree to use the proceeds received from any bonus granted hereunder to pay down the Promissory Note so long as same remains outstanding.

(e)

Stock Options. The Consultant shall be eligible, subject to compliance with all securities and regulatory laws, rules and policies, to participate in any stock option plan offered by the Company to its executives and senior employees generally. Upon execution of this Agreement, the Company shall, subject to compliance with all securities and regulatory laws, rules and policies, grant to the Consultant stock options under its Stock Option Plan, as amended (the "Plan"), to purchase up to a maximum of 500,000 common shares of the Company at $1.00 per share expiring (subject to the terms and provisions of the Plan) on October 27, 2011. The stock options will vest immediately, but it is understood and agreed that they may not be exercised by the Consultant until shareholder approval for the grant has been received by the Company. A separate stock option agreement reflecting the foregoing terms and otherwise substantially in the form annexed to the Plan shall be entered into between the Company and the Consultant contemporaneously with the execution of this Agreement.

(f)

Promissory Note. The Corporation agrees that for every full year of the Initial Term during which this Agreement remains in effect it will reduce the amount owing on the Promissory Note by CDN. $30,000.00. In evidence thereof, the Corporation will, at the end of each full year of the Initial Term, issue to Sarjeant a binding letter confirming the reduction in principal of the Promissory Note. For greater certainty, the reduction provided for in this paragraph will be completed prior to determining whether any further payment under Section 2(d) hereof is required.

3.	Term of Agreement.

(a)

Initial Term. Subject to the other provisions of this Agreement, the initial term of this Agreement shall be three (3) years commencing on the Effective Date and terminating at 11:59 p.m. (Toronto time) on October 27, 2009 (the "Initial Term"), unless terminated or renewed earlier pursuant to this Agreement. The Initial Term may be extended for additional consecutive one (1) year periods by written agreement of the parties to be entered into no later than ninety (90) days prior to the expiration of the Initial Term (the Initial Term, as so extended, shall be referred to in this Agreement as the "Term"), failing which, subject to Section 22 below, this Agreement and all rights and obligations hereunder shall expire and terminate and be of no further force or effect.

(b)

Termination at Will. The Company may terminate this Agreement at will any time prior to the end of the Term without cause by written notice to the Consultant, provided that in such event, in lieu of common law and statutory rights to notice of termination and any other damages or compensation as the Consultant would have otherwise been entitled to upon termination of this Agreement (collectively, "Termination Compensation"), the Company shall pay to the Consultant within sixty (60) days of the date of termination a settlement amount equal to nice (9) months' of Base Amount, at the rate of Base Amount payable to the Consultant immediately prior to the effective date of termination (in each case being referred to herein as the "Settlement Amount"), in full, final and complete satisfaction of any and all claims that the Consultant may have against the Company including, without limitation, for Termination Compensation. In addition to the Settlement Amount, the Company shall, to the extent earned, pay to the Consultant within ten (10) business days of such termination without cause, all accrued amounts due and owing to the Consultant pursuant to Section 2 above up to and including the effective date of termination.

(c)

Termination for Cause. This Agreement may be terminated for cause at any time by the Company without notice and without any payment in lieu of notice. For greater certainty, in addition to and without limiting in any manner whatsoever the common law definition of "cause", any reference to "cause" within this Agreement shall include:

(i)

any breach or non-observance by the Consultant, Sarjeant or any employees or service providers of the Consultant of a material obligation pursuant to this Agreement that continues for a period of ten (10) business days after written notice of such breach or non-observance is given by the Company to the Consultant;

(ii)

willful misconduct by the Consultant, Sarjeant or any employees or service providers of the Consultant in the performance or discharge of any of its duties hereunder that is materially injurious to the Company or the Business of the Company (as hereinafter defined), monetarily or otherwise;

	(iii)	the bankruptcy or insolvency of the Consultant or Sarjeant;

	(iv)	commission of an act of fraud, embezzlement or financial misappropriation or other similar act;

(v)

the conviction of the Consultant or Sarjeant for any criminal offence, other than any criminal offence which, in the reasonable opinion of the Board of Directors of the Company, does not adversely affect his position or his ability to continue as a senior executive of the Company or otherwise have a material adverse effect upon the Company, the business of the Company or its reputation; and

	(vi)	mental or physical incapacity or disability of the Consultant or Sarjeant in accordance with subsection 3(e) below.

Within ten (10) business days of termination for cause, the Company shall pay to the Consultant to the extent earned, all accrued amounts due and owing to the Consultant pursuant to Section 2 above, up to and including the effective date of termination in full, final and complete satisfaction of any and all claims that the Consultant may have against the Company, including without limitation, for Termination Compensation. Subject to the foregoing and the arbitration provisions of Section 13, the Consultant acknowledges and agrees that with respect to any such termination for cause, the Consultant shall not be entitled to any Termination Compensation or any other compensation or payment of any nature or kind whatsoever.

(d)

Voluntary Termination. The Consultant shall be entitled to terminate this Agreement, at will, at any time by giving three (3) months' prior written notice to the Board of Directors of the Company and within ten (10) business days of the effective date of such termination, the Company shall pay to the Consultant, to the extent earned, all accrued amounts due and owing to the Consultant pursuant to Section 2 above up to and including the effective date of termination (the "Resignation Settlement Amount"). For greater certainty, the parties agree that nothing in this Agreement prevents the Company from waiving the foregoing notice period, or a portion thereof, specified in this subsection 3(d). In the event that the Company waives such notice period, or any portion thereof, the Company shall only be obligated to pay to the Consultant to the extent earned all accrued amounts provided for under Section 2 above due and owing up to the effective date of termination in full, final and complete satisfaction of any and all claims that the Consultant may have against the Company, including without limitation, for Termination Compensation. Subject to the foregoing, the Consultant acknowledges and agrees that with respect to any such voluntary resignation it shall not otherwise be entitled to any Termination Compensation or any other compensation or payment of any nature or kind whatsoever.

(e)

Disability. If, during the Term, Sarjeant, in the reasonable judgment of the Board of Directors of the Company acting in good faith, becomes unable, by reason of physical or mental disability, with or without reasonable accommodation, to adequately perform the duties and obligations of the Consultant hereunder for the period of three (3) consecutive months or any number of shorter periods aggregating ninety (90) business days or more in any twelve (12) month period, the Company shall be entitled to terminate this Agreement for cause pursuant to subsection 3(c) of this Agreement. The Company shall also be so entitled in the event that the Consultant does not provide Sarjeant to return to work for a continuous period of at least ninety (90) days following a continuous absence of ninety (90) days.

(f)

Death or Dissolution. This Agreement will be deemed to terminate as of the last day of the month in which the Consultant is dissolved or in which the death of Sarjeant occurs. Following termination pursuant to this subsection 3(f), the Company shall not be obligated to make any further payments under this Agreement, except all accrued amounts due and owing to the Consultant pursuant to Section 2 above up to and including the effective date of termination and such other death benefits that Sarjeant's survivors may be entitled to under such plans, programs and policies maintained by the Company in respect of its senior officers and executives, if any, which amounts shall be paid by the Company to the estate or such beneficiaries as Sarjeant may from time to time designate within sixty (60) days of death (or such shorter period as may be required by applicable law).

(g)

Status of Stock Options. Notwithstanding any other agreement in effect as of the Effective Date or entered into after the Effective Date, in the event that this Agreement is terminated for cause pursuant to subsection 3(c) above or by voluntary resignation pursuant to subsection 3(d) above, any stock options held by the Consultant that have not vested as of the date of such termination shall be deemed to be terminated and of no further force or legal effect. Any stock options held by the Consultant that have vested as of the date of such termination shall remain exercisable subject to the terms of the stock option plan and/or agreement pursuant to which said stock options were originally granted. In the event that this Agreement is terminated at will pursuant to subsection 3(b) above or as a result of the Consultant's death pursuant to subsection 3(f) above, above, all unvested stock options held by the Consultant shall be deemed to have vested as of the effective date of termination or deemed termination to allow the Consultant (or his personal representatives) to exercise the options to purchase shares granted thereby with regard to that number of shares that the Consultant would have been entitled to purchase had his employment continued for a period of three (3) months from the effective date of such termination or deemed termination. In the event that any of the terms of such options are not ascertainable or in the event that applicable securities legislation precludes the acceleration of the vesting dates in the manner described herein, the Company agrees to compensate the Consultant by way of a cash payment of that amount of money which the Consultant would have been entitled to (the "Option Payout") if it had exercised any such options on the effective date of termination or deemed termination at the applicable exercise price and sold the securities on the exchange or market where the majority of the Company's shares are then traded, at a price equal to the average trading price for the last ten (10) business days preceding the effective date of termination on which the subject securities were traded. In the event that such average trading price does not exceed the applicable exercise price, no compensation shall be payable by either party with respect thereto. The Option Payout, if any, shall be paid within one hundred twenty (120) days of the effective date of termination of the Consultant and shall be in final, full and complete satisfaction of any and all obligations of the Company under any and all stock options held by the Consultant.

(h)

Limitations. Regardless of the reason for the termination of this Agreement, and whether or not the Company had cause to terminate or gave proper notice or payment in lieu thereof pursuant to subsections 3(b), 3(c), 3(d) or 3(e) hereof, the Company's total liability to the Consultant hereunder shall be limited to the payment to the Consultant to the extent earned all accrued amounts provided for under Section 2 above due and owing up to and including the effective date of termination and, if applicable, payment of the Settlement Amount, Resignation Settlement Amount, and Option Payout, as the case may be. Subject to the foregoing, the Consultant shall have no right and hereby waives any possible entitlement to sue the Company (including any of its officers, directors, employees, consultants and authorized agents and representatives) for damages, additional salary, commissions, wages, benefits or bonuses of any and every nature or kind whatsoever relating to this Agreement and the provision of services hereunder including, without limitation, Termination Compensation, unless:

(i)	the Company purported to terminate this Agreement for cause pursuant to subsection 3(c) above; and

(ii)

a final binding decision not subject to further appeal made by a court, arbitrator or other trier of fact or body having competent jurisdiction has determined that termination for cause had not been established and the Company (or any of its officers, directors, employees, consultants or authorized agents or representatives) in purporting to terminate for cause acted maliciously or with wanton disregard;

in which case the above-noted limitation on damages shall not apply.

(i)

No Reduction. Any amounts or benefits payable by the Company under this Section 3 shall not be reduced in any respect in the event that the Consultant shall secure or shall not reasonably pursue alternative arrangements following termination or deemed termination of the Consultant.

4. Duties. The Consultant shall provide the services of Sarjeant to assume and duly and diligently perform the duties and responsibilities of President and Chief Executive Officer of the Company as set out in this Agreement and the by-laws of the Company and will be responsible for managing and overseeing the operation of the specific aspects of the Business of the Company (as hereinafter defined) including hiring competent employees and retaining competent consultants and other professional advisors as may be required by the Company from time to time and the daily operations of certain exploration and development projects, together with such other duties as may reasonably be required from time to time by the Board of Directors of the Company. The Consultant shall and shall cause Sarjeant to truly and faithfully account for and deliver to the Company all property of any and every nature and kind whatsoever belonging to the Company which the Consultant may receive from or on account of the Company. Neither the Consultant nor any of its employees or service providers shall willfully take any action that conflicts with the duties of the office held by the Consultant or with the best interests of the Company.

5.	Representations, Warranties and Covenants of the Consultant.

(a)

During the Term, the Consultant shall cause Sarjeant to devote no less than 40 hours per week (Monday to Friday) of the his time, attention and ability (the "Dedicated Time") to the designated responsibilities and duties and shall at all times during the Term faithfully, competently and diligently perform such duties and responsibilities to the Company and shall use best efforts to promote the best interests of the Company.

(b)

The Consultant and Sarjeant agree not to engage in any other business activities which would prevent them from devoting the Dedicated Time to the Business of the Company unless the prior written consent of the Company is obtained. It is nonetheless understood that the Consultant and Sarjeant may accept such other engagements as would not interfere with their obligations hereunder.

(c)

The Consultant and Sarjeant agrees that they shall not, at any time during the currency of this Agreement or within twelve (12) months after its termination, either by the Company for cause or by virtue of the Consultant's resignation, take any steps or make an approach, either directly or indirectly, to solicit or encourage in any manner whatsoever any employee of the Company calculated to lead to such employee leaving his employment with the Company.

(d)

Upon termination of this Agreement (by either the Consultant or the Company), the Consultant and Sarjeant shall forthwith deliver or cause to be delivered to the Company all books, documents, money and all other assets and property of any nature or kind whatsoever belonging to the Company which are in the possession or control of the Consultant.

6.	Patents, Trade Marks, Copy Rights and Other Industrial Property.

(a)

All discoveries, ideas, suggestions, improvements, designs, discoveries and inventions which relate directly and exclusively to the Business of the Company and such other business or businesses as may be carried on by the Company from time to time relating to mineral and resource exploration and development and the mining industry in general, made or developed by the Consultant or Sarjeant solely, jointly or in common with others while retained by the Company, whether or not conceived or made during his regular working hours, or whether or not the Consultant or Sarjeant is specifically instructed to make or develop the same (collectively, the "Inventions"), shall be for the benefit of the Company and shall be considered and deemed to have been made under and by virtue of this Agreement and shall immediately be disclosed to and become the property of the Company. For the purposes of this Agreement, "Business of the Company" means the business of acquiring mineral resource properties situated in Canada and Nevada, USA, and to carry out exploration, development and mining activities thereon in search and exploitation of economic deposits of metals and minerals, together with all undertakings ancillary or related thereto or connected therewith.

(b)

The Consultant and Sarjeant will assign, set over and transfer to the Company the entire right, title and interest in and to any and all Inventions and in and to all letters patent and applications for letter patent which may be, or may have been, filed with respect to such Inventions by the Consultant or Sarjeant or for the Consultant or Sarjeant or in either name, or which may have been issued to the Consultant or Sarjeant or to either the Consultant's or Sarjeant's benefit with respect to such Inventions, whether filed or issued in Canada or any other country whatever, and the Consultant and Sarjeant agree to execute and deliver to the Company any and all instruments and papers necessary or desirable to accomplish such assignment and transfer and to perfect the title, and all instruments or papers which may be necessary or desirable to obtain and promote the right to the exclusive enjoyment of the aforesaid Inventions by the Company, whether within or without Canada. The Consultant and Sarjeant will, when requested by the Company, testify in any legal proceeding on behalf of the Company and will sign, at the request of the Company, all lawful papers and execute and sign any original, additional, provisional, or reissue applications for letters patent with respect to said Inventions which may be necessary or desirable to accomplish the foregoing, and in general will do all lawful acts to aid the Company to obtain and enforce protection of its aforesaid Inventions in any and all countries. Such assistance will, if required while retained pursuant to this Agreement, be without compensation other than the remuneration due to the Consultant hereunder; PROVIDED, however, that in giving such assistance and in testifying and signing documents as aforesaid, the Consultant and Sarjeant shall not be required to expend any money, but all expenses in connection therewith shall be assumed and paid by the Company, provided such expenses shall have been incurred at the request of the Company. If such request to testify or to provide assistance is made after the termination of this Agreement, then the Consultant shall be required to do so only if so doing will not jeopardize any consulting or other commercial undertaking in which the Consultant may directly or indirectly be involved and only if the Consultant is provided with adequate compensation for the time required to be spent in providing such testimony or assistance.

7.	Confidential and Proprietary Information.

(a)

As used herein the words "Confidential Information" include: (i) such information as any director, officer or senior employee of the Company may from time to time designate in writing to the Consultant as being included in the expression "Confidential Information"; (ii) results from any exploration conducted or authorized by the Company or its agents in connection with any of the Company's mining properties or claims; (iii) business marketing plans, strategies and methods which are not standard industry practice, or which are not generally known in the industry; (iv) any formulae, specifications, methods or processes of a secret or confidential nature which has come into his possession or knowledge during his employment by the Company; (v) any secret or trade secret or know-how of the Company or any information relating to the Company or the Business of the Company or to any person, firm or other entity with which the Company does business which is not known to persons outside the Company including the identity of customers and suppliers of the Company; (vi) any information, process or idea that is not generally known outside of the Company; (vii) all proprietary and financial information relating to the Company and the Business of the Company; (viii) all computer programs including algorithms, specifications, flow charts, listings, source codes and object codes either owned by the Company or to which the Company has access and wishes to keep confidential; (ix) all information relating to computer programs now existing or currently under development; (x) customer and supplier lists and records; and (xi) shall specifically exclude the information deemed to be excluded from the definition of Confidential Information pursuant to subsection 8(g) below. The Consultant acknowledges that the foregoing is intended to be illustrative without limitation and that other Confidential information may currently exist or hereafter arise in the future.

(b)	The Company, the Consultant and Sarjeant acknowledge and agree that the relationship between them is one of mutual trust and reliance.

(c)

The Consultant and Sarjeant acknowledges that they have and may have access to information and knowledge, including Confidential Information, relating to all aspects of the Business of the Company, the disclosure of any of which to the Company's competitors, customers, or the general public may be highly detrimental to the best interests of the Company.

(d)

The Consultant and Sarjeant acknowledge that the Business of the Company cannot be properly protected from adverse consequences of the actions of the Consultant or Sarjeant other than by restrictions as set forth herein.

(e)

The Consultant and Sarjeant agree not to disclose at any time, either during or after the termination of the Consultant's employment by the Company, to any person, firm, corporation or other entity any Confidential Information except as authorized expressly in writing by the Board of Directors of the Company or in the normal course of carrying out his duties hereunder in good faith.

(f)

In the event the Consultant ceases for any reason to be employed by the Company, the Consultant and Sarjeant agree forthwith upon such termination to return to the Company each and every copy of any Confidential Information (including all notes, records and documents pertaining thereto) in the possession or under the control of the Consultant or Sarjeant at that time.

(g)	Notwithstanding the foregoing, "Confidential Information" shall be deemed not to include:

	(i)	information which the Consultant honestly believed acting in good faith was in the public domain at the time of the Consultant's receipt thereof;

(ii)

information which, after the Consultant's receipt thereof, the Consultant can establish became part of the public domain through no action or inaction of the Consultant or through the normal course of carrying out his duties hereunder honestly and in good faith;

(iii)

information which the Consultant can establish at the time it was received in good faith by the Consultant from a third party, he honestly believed acting in good faith was lawfully in the possession of such third party, free of any obligation of confidence; and

(iv)

information which, after the Consultant's receipt thereof, the Consultant can establish he is obligated under law to disclose to a court or other governmental body, provided that in so disclosing the Consultant shall do so on a strictly private and confidential basis.

8. Non-Competition. For a period of twelve (12) months after the termination of this Agreement (unless this Agreement is terminated pursuant to subsection 3(b) hereof in which case the period shall be six (6) months), the Consultant and Sarjeant agree not to participate directly or indirectly, in any way in a business that is competitive with the Business of the Company or any other business that may be conducted by the Company as at the date of such termination involving in any manner whatsoever rights or claims in or to or the conduct of exploration, development, production, or other mining activities on or in respect of mineral or mining rights or claims situated or located within a five (5) mile radius of any mineral or mining right or claim owned by or in respect of which the Company has a legal interest (a "Competitive Business"). It is agreed that the Consultant or Sarjeant shall be in violation of the foregoing provisions if he participates directly or indirectly, in a Competitive Business, whether;

(a)	as a principle, partner or employee;

(b)

as an officer, director or similar official of any incorporated or unincorporated entity (including, without restricting the generality of the foregoing, any corporation, partnership, joint venture, association, syndicate or trust) engaged in any activities included as part of the Competitive Business (each of which entities is hereinafter referred to as the "Other Entity");

(c)	as a consultant or advisor to or agent of any Other Entity;

(d)	as a holder of shares in any Other Entity in such number which, together with all shares in such Other Entity which are subject to an agreement to, or which in fact,

vote (or otherwise act) in concert with the Consultant, exercise the effective control of any such Other Entity;

(e)	by canvassing or soliciting on behalf of the Other Entity orders for a Competitive Business; and

(f)	by providing, directly or indirectly, financial or other assistance to a business which is substantially similar to or competitive with the Competitive Business.

9. Waiver of Defences. The Consultant and Sarjeant acknowledge and agree that with respect to Section 8 only:

(a)

the duration and area within which the restrictions set forth in Section 8 above shall apply have been considered by the Consultant and Sarjeant and the restraints and restrictions of and on the future activities of the Consultant and Sarjeant are reasonable in the circumstances;

(b)	all restrictions in Section 8 above are reasonable and valid and all defences to the strict enforcement thereof by the Company are hereby waived by the Consultant and Sarjeant;

(c)	a violation of any of the provisions of Section 8 may result in immediate and irreparable harm and damage to the Company; and

(d)

in the event of any violation by the Consultant or Sarjeant of any provision of Section 8 above, the Company shall, in addition to any other right to relief, be entitled to equitable relief by way of temporary or permanent injunction, restraining orders or other equitable actions and to such other relief as any court of competent jurisdiction may deem just and proper. Nothing herein shall be construed as prohibiting the Company from pursuing any other available remedy for a breach or threatened breach of the provisions of Section 9 of this Agreement, including the recovery of damages.

10.	Indemnification of Consultant.

(a)

In addition to any rights to indemnification to which the Consultant are entitled under the Company's articles of incorporation and bylaws, the Company shall indemnify the Consultant at all times during the Term of this Agreement and after the Term, provided that in all cases the subject action of the Consultant and was bona fide and conducted during the Term of this Agreement in good faith on behalf and in the best interests of the Company, to the maximum extent permitted under applicable law, and shall pay the Consultant's reasonable expenses, including solicitors fees on a solicitor/client basis, in defending any civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit or proceeding.

(b)

The Company further agrees to pay for officer and director liability insurance for the Consultant, and to maintain such insurance in place at all times, with respect to the Company to the extent currently maintained and otherwise to the extent reasonably available.

11. Independent Contractor and not Employee. The parties acknowledge and agree that the Consultant shall provide the services to the Company as an independent contractor and not as an employee of the Company and that an employer-employee relationship is not created by this Agreement. The Consultant covenants and agrees that in the performance of his obligations hereunder he shall comply with all applicable laws, regulations and orders of the federal laws of Canada and of the province of Ontario and all laws, rules and policies of all regulatory bodies and stock exchanges governing the Company and the Contractor.

12. Vacation. Sarjeant shall be entitled to four (4) weeks' vacation at full pay during each year of the Term of this Agreement. Such vacation shall be taken at a time mutually agreeable to the Company and the Consultant. The Company agrees to use its best efforts to accommodate Sarjeant's wishes with respect to the timing of his vacation period, but reserves the right to determine the timing of Sarjeant's vacation depending on the requirements of the Company's business. One half of any year's vacation entitlement in any year may be accumulated and carried forward. The remainder of Sarjeant's vacation entitlement may be taken only within the fiscal year of entitlement thereto and may not be accumulated from year to year unless otherwise approved by the Board of directors.

13. Arbitration. In the event that any dispute arises among the parties with reference to this Agreement or any matter arising hereunder and upon which the parties cannot agree or resolve, including, without limitation, whether there has been an effective termination for cause, then such dispute shall be referred to a single arbitrator agreed upon by the parties, or if they are unable to so agree, a single arbitrator appointed by the court in accordance with the Arbitrations Act (Ontario) or any successor legislation enforced in the Province of Ontario from time to time. Scheduling and other procedures relating to the arbitration shall be determined by the arbitrator so appointed based on the complexity and nature of the dispute in question and in a manner which permits all parties a full and fair hearing. The award of the arbitrator shall be final and binding as between the parties and shall not be subject to appeal. Notwithstanding the foregoing, no party shall be precluded from initiating a proceeding in a court of competent jurisdiction for the purposes of obtaining any emergency or provisional remedy to protect its rights that may be necessary and that is not otherwise available under the Agreement, including temporary and preliminary injunctive relief and restraining orders.

14. Entire Agreement. This Agreement contains the entire agreement of the parties relative to the employment of the Consultant by the Company and no modifications thereof shall be binding upon the parties unless the same is in writing, signed by the respective parties thereto. Any and every other prior agreement or understanding with respect to the employment of the Consultant, whether written or oral, is hereby superseded and replaced by this Agreement. No representations have been made to the Consultant by anyone, nor are there any collateral agreements, with respect to the employment of the Consultant on which the Consultant has relied except as set out in this Agreement. No waiver of any provision in this Agreement shall be deemed nor shall constitute a waiver of any other provision, nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

15. Notices. Every notice provided for in this Agreement shall be written and directed to the party to whom delivered or given and shall be delivered or given at the following addresses:

(a)	if to the Consultant, to:

Doublewood Consulting
3313 Michelle Court
Burlington, ON L7M 3W6

Attention: Paul T. Sarjeant
Fax: 416-905-331-5212

(b)	if to Paul T. Sarjeant

3313 Michelle Court
Burlington, ON L7M 3W6

Fax: 416-905-331-5212

(c)	if to the Company, to:

Grandview Gold Inc.
360 Bay Street, Suite 500
Toronto, ON M5H 2V6

Attention: Chief Consultant Officer
Fax: 647-477-2389

with a copy to:

WeirFoulds LLP
Barristers & Solicitors
Suite 1600, 130 King Street West
Toronto, ON M5X 1J5

Attention: Mr. Wayne Egan
Fax: 416-365-1876

Each such notice shall be:

(A)	personally delivered;

(B)	sent by telecopier or other direct written electronic means; or

(C)	sent by registered mail.

Any notice sent by way of the means described in subclause (1) above shall be deemed to have been given and received on the Business Day on which it has been personally delivered provided that if such notice has not been delivered on a Business Day, then it shall be deemed to have been given and received on the next Business Day thereafter. Any notice sent by way of means described in subclause (2) above shall be deemed to have been given and received on the date on which it was transmitted provided that if such notice has not been transmitted on a Business Day or if it was not transmitted prior to 5:00 p.m. on the Business Day that it was transmitted, then it shall be deemed to have been given and received on the next Business Day thereafter. Any notice sent by the means described in subclause (3) above shall be deemed to have been given and received on the fifth (5th) Business Day following the date upon which it has been mailed. If mail service is or is threatened to be interrupted at any time when a notice is required to be given hereunder, then such notice shall be given by the means described in subclause (1) or subclause (2) above. Each party may change its address for the purposes of this section from time to time by giving written notice of such change to the other parties in accordance with this section. For the purposes of this Agreement, "Business Day" means any day other than Saturday, Sunday or any day on which banks are generally not open for business in the City of Toronto, Ontario.

16. Force Majeure. No party hereto shall be held responsible or liable or be deemed to be in default or in breach of this Agreement for its delay, failure or inability to meet any of its obligations under this Agreement (other than any obligation to pay money) caused by or arising from any cause which is unavoidable or beyond the reasonable control of such party, including war, warlike operations, riot, insurrection, orders of government, strikes, lockouts, disturbances or any act of God or other cause which frustrates the performance of this Agreement.

17. Governing Law. This Agreement and the rights and obligations and relations of the parties hereto shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein (but without giving effect to any conflict of laws rules). The parties hereto agree that the Courts of Ontario shall have jurisdiction to entertain any action or other legal proceedings based on any provisions of this Agreement. Each party hereto does hereby attorn to the jurisdiction of the Courts of the Province of Ontario.

18. Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law and be independent of every other provision of this Agreement.

19. Remedies Cumulative. No remedy herein conferred upon or reserved in favour of any party hereto shall exclude any other remedy herein or existing at law or in equity or by statute, but each shall be cumulative and in addition to every other remedy given hereunder or now or hereafter existing.

20. Further Assurances. Each party hereto agrees from time to time, subsequent to the date hereof, to execute and deliver or cause to be executed and delivered to the other of them such instruments or further assurances as may, in the reasonable opinion of the other of them, be necessary or desirable to give effect to the provisions of this Agreement.

21. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other, provided on the sale of all or substantially all of the assets and Business of the Company, the Company may assign this Agreement to the purchaser of such assets and business.

22. Survival of Sections. Notwithstanding any other provision hereof, the provisions in Sections 2(b), 6(c) and (d), 6, 7, 8, 9, 10 and 13 and this Section 22 of this Agreement shall survive the expiry or termination of this Agreement.

23. Enurement. This Agreement shall enure to the benefit and be binding upon the Consultant and the Company and their respective heirs, executors, administrators, personal representatives, successors and assigns.

24. Construction Clause. This Agreement has been negotiated and approved by all parties hereto with the benefit of or with the full opportunity of seeking advice from independent legal counsel and, notwithstanding any rule or maxim of construction to the contrary, any ambiguity or uncertainty will not be construed against any party hereto by reason of the authorship of any of the provisions hereof.

25. Independent Legal Advice. The Consultant acknowledges that he was advised by the Company and its counsel, prior to executing this Agreement, to seek independent legal advice with respect to this Agreement and was given full and unfettered opportunity to obtain such advice prior to executing this Agreement.

26. Prior Agreements. For greater certainty, the parties acknowledge that all prior agreements relating to the employment of the Consultant by the Company, whether written or oral, are hereby superseded and replaced by this Agreement.

     IN WITNESS WHEREOF the parties hereto have signed and sealed this Agreement effective as of the Effective Date.

SIGNED, SEALED AND DELIVERED	)	GRANDVIEW GOLD INC.
)
)
	)	Per:
	)	Name: D. Richard Brown
	)	Title: Director
)
	)	I have the authority to bind the Corporation.
)

	)	DOUBLEWOOD CONSULTING
)
)
	)	Per:
	)	Name: Paul T. Sarjeant
)

)
Witness	)	Paul T. Sarjeant
)